Exhibit 10.1

CIRRUS LOGIC, INC.
EXECUTIVE SEVERANCE AND CHANGE OF CONTROL PLAN

1. Introduction.

This Cirrus Logic, Inc. Executive Severance and Change of Control Plan (the “Plan”) was adopted by Cirrus Logic, Inc. (the “Company”) effective as of October 1, 2007.  The Plan is amended and restated as set forth in this document effective as of January 1, 2014.

(a) Purpose.  The purpose of the Plan is to describe eligibility for certain benefits by those individuals employed by the Company and its subsidiaries at the level of Chief Executive Officer and Vice President or above and reporting directly to the Chief Executive Officer (“Eligible Executives”) whose employment is terminated by the Company other than for Cause, or as a result of, or following, a Change of Control (as defined below).  The Plan is intended to be maintained on an unfunded basis.  No participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of benefits under the Plan.

(b) Effect.  This Plan supersedes and replaces any prior plans, policies, or practices of the Company or any of its subsidiaries or affiliated companies that relate to severance payments (with the exception of the Cirrus Logic, Inc. Severance Plan for Select Employees) or vesting acceleration with respect to options of the Company with respect to Eligible Executives.  Any such policies or procedures, to the extent they relate to severance payments or vesting acceleration with respect to options of the Company, are hereby rescinded and shall no longer have any force or effect to the extent such policies or procedures apply to Eligible Executives.  Notwithstanding the foregoing, this Plan is subordinated to any individual written (i) severance benefit agreement, (ii) change of control severance agreement, or (iii) employment agreement that provides for severance benefits in existence as of October 1, 2007, between any Eligible Executive and the Company.

2. Definition of Terms.  The following capitalized terms used in this Plan shall have the following meanings:

(a) Cause.  “Cause” shall mean (i) gross negligence or willful misconduct in the performance of an Eligible Executive’s duties to Company; (ii) a material and willful violation of any federal or state law by an Eligible Executive that if made public would injure the business or reputation of Company; (iii) refusal or willful failure by an Eligible Executive to comply with any specific lawful direction or order of Company or the material policies and procedures of Company including but not limited to the Company’s Code of Conduct and the Company’s Insider Trading Policy as well as any obligations concerning proprietary rights and confidential information of the Company; (iv) conviction (including a plea of nolo contendere) of an Eligible Executive of a felony, or of a misdemeanor that would have a material adverse effect on the Company’s goodwill if such Eligible Executive were to be retained as an employee of the Company; or (v) substantial and continuing willful refusal by an Eligible Executive to perform duties ordinarily performed by an employee in the same position and having similar duties as such Eligible Executive; in each case as reasonably determined by the Board of Directors of Company or the successor to the Company (the “Board of Directors”).

Cirrus Logic, Inc. Executive Severance and Change of Control Plan

(b) Change of Control.  “Change of Control” shall mean the occurrence of one or more of the following with respect to the Company:

(i) The acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the Company’s stockholders, open market purchases or any other transaction or series of transactions, of stock of the Company that, together with stock of the Company held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the then outstanding stock of the Company entitled to vote generally in the election of the members of the Company’s Board of Directors;

(ii) A merger or consolidation in which the Company is not the surviving entity, except for a transaction in which both (A) securities representing more than fifty percent (50%) of the total combined voting power of the surviving entity are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly, immediately after such merger or consolidation by persons who beneficially owned common stock of the Company immediately prior to such merger or consolidation and (B) the members of the Board of Directors immediately prior to the transaction (the “Existing Board”) constitute a majority of the Board of Directors immediately after such merger or consolidation;

(iii) Any reverse merger in which the Company is the surviving entity but in which either (A) persons who beneficially owned, directly or indirectly, common stock of the Company immediately prior to such reverse merger do not retain immediately after such reverse merger direct or indirect beneficial ownership of securities representing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities or (B) the members of the Existing Board do not constitute a majority of the Board of Directors immediately after such reverse merger; or

(iv) The sale, transfer or other disposition of all or substantially all of the assets of the Company (other than a sale, transfer or other disposition to one or more subsidiaries of the Company).

(c) Disability.  “Disability” shall mean a mental or physical disability, illness or injury, evidenced by medical reports from a duly qualified medical practitioner, which renders an Eligible Executive unable to perform any one or more of the essential duties of his or her position after the provision of reasonable accommodation, if applicable, for a period of greater than ninety (90) days within a one year period.  “Disabled” has a corresponding meaning.

(d) Good Reason.  “Good Reason” shall mean an Eligible Executive’s resignation from Company within thirty (30) days following the Company’s failure to cure the occurrence of any of the following events with respect to such Eligible Executive:

(i) Without Eligible Executive’s express written consent, the material reduction of Eligible Executive’s duties, authority, or responsibilities relative to Eligible Executive’s duties, authority, or responsibilities as in effect immediately prior to such reduction, or the assignment to Eligible Executive of such reduced duties, authority, or responsibilities; however, the occurrence of a Change of Control shall not, in and of itself, constitute a material adverse change in Eligible Executive’s duties, authority, or responsibilities;

Cirrus Logic, Inc. Executive Severance and Change of Control Plan

(ii) A material reduction by Company in the base salary of Eligible Executive as in effect immediately prior to such reduction; or

(iii) The relocation of Eligible Executive’s principal work location to a facility or a location more than fifty (50) miles from Eligible Executive’s then present principal work location, without Eligible Executive’s express written consent.

Notwithstanding the foregoing, “Good Reason” shall not exist unless the Eligible Executive provides to the Chief Executive Officer (or to the Board of Directors if the Eligible Executive is the Chief Executive Officer) written notice of the circumstances constituting “Good Reason” within 30 business days of the happening of the applicable event and the Company fails to cure such circumstances within 30 days from the date such notice is received.

(e) Termination Date.  “Termination Date” shall mean:

(i) If an Eligible Executive’s employment is terminated by Company for Disability, the date designated by Company as the last day of such Eligible Executive’s employment;

(ii) If an Eligible Executive dies, the date of death;

(iii) If an Eligible Executive’s employment is terminated by Company for any other reason, the date designated by Company as the last day of such Eligible Executive’s employment; or

(iv) If an Eligible Executive’s employment is terminated by such Eligible Executive, the date designated by Company as the effective date of resignation.

3. Eligibility for Severance and Other Benefits.  Eligible Executives will receive the benefits described herein under the following circumstances:

(a) Termination in Connection with a Change of Control.  If an Eligible Executive’s employment terminates either by Company without Cause or by such Eligible Executive for Good Reason at any time during the period commencing upon a Change of Control and ending twelve (12) months following a Change of Control, then, conditioned upon the Eligible Executive’s execution and delivery of an effective release of claims against Company and related parties that releases Company and such parties from any claims whatsoever arising from or related to the Eligible Executive’s employment relationship with Company including the termination of that relationship in a form reasonably acceptable to the Company, the Eligible Executive will receive the following:

(i) Eligible Executive’s right, title and entitlement to any unvested stock options or any other securities or similar incentives that have been granted or issued to Eligible Executive as of the Termination Date, shall automatically be accelerated in full so as to become immediately and completely vested.  Eligible Executive shall have six months from the Termination Date to exercise any options; provided, however, that in no event shall any option be exercisable after the option’s original expiration date (determined by assuming continued employment) or after the tenth anniversary of the original date of grant of the option.  In all other respects, Eligible Executive’s options and any other securities or similar incentives shall continue to be subject to the terms of the applicable equity incentive plan notice of grant and grant agreement;

Cirrus Logic, Inc. Executive Severance and Change of Control Plan

(ii) A lump sum cash payment equal to twelve (12) months’ salary (in the case of the Chief Executive Officer, twenty-four (24) months’ salary) at the Eligible Executive’s base salary rate as of the Termination Date (without taking into account any reduction in base salary that could trigger Eligible Executive’s resignation for Good Reason), plus 100% of the Eligible Executive’s annual target bonus amount (less any amounts paid towards that annual target bonus amount during the then current fiscal year), less applicable withholding taxes or other withholding obligations of Company and less any amounts to which Eligible Executive is otherwise entitled under any statutory or Company long or short term disability plan; and

(iii) If Eligible Executive elects group health plan continuation of coverage for Eligible Executive and his or her covered dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following termination of Eligible Executive’s employment, a lump sum cash payment equal to a reasonable estimate of the full cost of such coverage for twelve (12) months.

The payments described above in Paragraphs (ii) and (iii) of this Section 3(a) shall be paid on or before the 15th day of the third month following the later of (A) the last day of the calendar year in which the Eligible Executive’s Termination Date occurs or (B) the last day of the Company’s taxable year in which the Eligible Executive’s Termination Date occurs (the “Short-Term Deferral Date”).  Notwithstanding any provision of the Plan to the contrary, in no event will any of the payments described above in Paragraph (ii) and/or (iii) of this Section 3(a), or any vested payment of any option or other security or similar incentive described above in Paragraph (i) of this Section 3(a) that would not otherwise be exempt from or compliant with Section 409A, be made after the Short-Term Deferral Date, and any such amounts that would otherwise be payable after the Short-Term Deferral Date shall instead be paid in a cash lump sum payment on or before the Short-Term Deferral Date.

(b) Termination Other Than for Cause or in Connection with a Change of Control.  If an Eligible Executive’s employment is terminated by Company without Cause (other than in connection with a Change of Control), then, conditioned upon the Eligible Executive’s execution and delivery of an effective release of claims against Company and related parties that releases Company and such parties from any claims whatsoever arising from or related to the Eligible Executive’s employment relationship with Company including the termination of that relationship in a form reasonably acceptable to the Company, the Eligible Executive will receive the following:

(i) Salary continuation for up to six (6) months’ salary (in the case of the Chief Executive Officer, twelve (12) months’ salary) at the Eligible Executive’s base salary rate as of the Termination Date, payable in cash installments at each regular payroll period of the Company (except as otherwise provided below), less applicable withholding taxes or other withholding obligations of Company and less any amounts to which Eligible Executive is otherwise entitled under any statutory or Company long or short term disability plan; and

(ii) If Eligible Executive elects group health plan continuation of coverage for Eligible Executive and his or her covered dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following termination of Eligible Executive’s employment, a lump sum cash payment equal to a reasonable estimate of the full cost of such coverage for three (3) months.

Cirrus Logic, Inc. Executive Severance and Change of Control Plan

The payments described above in Paragraphs (i) and (ii) of this Section 3(b) shall be paid on or before the 15th day of the third month following the later of (A) the last day of the calendar year in which the Eligible Executive’s Termination Date occurs or (B) the last day of the Company’s taxable year in which the Eligible Executive’s Termination Date occurs (the “Short-Term Deferral Date”).  Notwithstanding any provision of the Plan to the contrary, in no event will any of the payments described above in Paragraph (i) and/or (ii) of this Section 3(b) be made after the Short-Term Deferral Date, and any such amounts that would otherwise be payable after the Short-Term Deferral Date shall instead be paid in a cash lump sum payment on or before the Short-Term Deferral Date.

(c) Voluntary Resignation; Termination for Cause.  If an Eligible Executive’s employment terminates by reason of voluntary resignation, or if an Eligible Executive is terminated for Cause, then such Eligible Executive shall not be entitled to receive any benefits under Sections 3(a) and 3(b) of this Plan.

(d) Disability.  If an Eligible Executive suffers from a Disability, Company may terminate such Eligible Executive’s employment to the extent permitted by law, and the Company will then pay to the Eligible Executive the compensation set forth in Section 3(b) of this Plan at the time set forth in Section 3(b).  If such termination occurs within twelve (12) months following a Change of Control, Company will then pay to that Eligible Executive the compensation set forth in Section 3(a) of this Plan at the time set forth in Section 3(a).

(e) Death.  If an Eligible Executive’s employment is terminated due to the death of such Eligible Executive, the Company will pay the compensation set forth in Section 3(b) to the former Eligible Executive’s estate at the time set forth in Section 3(b).  If an Eligible Executive’s employment is terminated due to the death of such Eligible Executive within twelve (12) months following a Change of Control, then the compensation set forth in Section 3(a) of this Plan will be paid to the former Eligible Executive’s estate at the time set forth in Section 3(a).

(f) Application of Section 409A.  Each payment or benefit provided under this Plan is intended to be exempt from Section 409A of the Code (“Section 409A”) pursuant to the exception for short-term deferrals (within the meaning of the Treasury regulations issued under Section 409A), and the Plan shall be construed and interpreted in accordance with such intent to the maximum extent permitted by law, specifically including, but not limited to, the following interpretations of terms: (i) a “termination of employment” shall mean a “separation from service” within the meaning of Section 409A, (ii) a termination of employment “by Company” shall mean an “involuntary separation from service” within the meaning of Section 409A, and (iii) “Termination Date” with respect to a termination of an Eligible Executive’s employment for any reason shall mean the date of such Eligible Executive’s “separation from service” as defined in Section 409A.  Notwithstanding the foregoing and any inconsistent provision of this Plan, to the extent that (i) one or more of the payments or benefits received or to be received by an Eligible Executive pursuant to this Plan in connection with such Eligible Executive’s termination of employment would constitute deferred compensation subject to the rules of Section 409A, and (ii) the Eligible Executive is a “specified employee” under Section 409A, then only to the extent required to comply with Section 409A to avoid the Eligible Executive’s incurrence of any additional tax or interest under Section 409A, such payment or benefit will be delayed until the date which is six (6) months after the Eligible Executive’s “separation from service” within the meaning of Section 409A (or, if earlier, the Eligible Executive’s date of death).

Cirrus Logic, Inc. Executive Severance and Change of Control Plan

(g) Coordination with Other Change of Control Benefits, Severance Benefits or Debts.  If an Eligible Executive is entitled to cash payments, accelerated vesting of stock options or restricted stock grants, or any other benefits from Company following the termination of such Eligible Executive’s employment calculated under an objective and nondiscriminatory formula under any other agreement, plan, policy or law that is in place at the time of such termination of employment, then the benefits otherwise payable to Eligible Executive under this Plan shall be reduced by the benefits received by Eligible Executive from Company under such other plans, programs, arrangements, agreements or requirements; provided, however, that if an Eligible Executive is entitled to severance benefits under the Cirrus Logic, Inc. Severance Plan for Select Employees, the benefits payable to Eligible Executive under this Plan will not be reduced by the benefits payable to Eligible Executive under the Cirrus Logic, Inc. Severance Plan for Select Employees.  If an Eligible Executive is indebted to Company at the time of a termination that would give rise to severance benefits under Sections 3(a) or 3(b), the Company reserves the right to offset such severance payment under the Plan by the amount of such indebtedness.

4. At-Will Employment.  Each Eligible Executive’s employment is and shall continue to be at-will, as defined under applicable law.  If an Eligible Executive’s employment terminates for any reason other than as specified in Section 3, such Eligible Executive shall not be entitled to any benefits, damages, awards or compensation under this Plan.

5. Tax Matters.  The Company may withhold from any amounts payable under the Plan such federal, state and local taxes as may be required to be withheld.  In the event that any payment or other benefits provided for in this Plan or otherwise payable to an Eligible Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) become subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state tax law), then, notwithstanding the other provisions of this Plan, such Eligible Executive’s benefits under Section 3 will not exceed the amount that produces the greatest after-tax benefit to the Eligible Executive.  For purposes of the foregoing, the greatest after-tax benefit will be determined within thirty (30) days after the Termination Date by the Eligible Executive in his or her sole discretion.  If no such determination is made by the Eligible Executive within thirty (30) days of the Termination Date, then the Company will pay the benefits as provided in Section 3.

6. Company’s Successors.  The Company shall require that any successor to Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of Company’s business and/or assets agree to perform in accordance with this Plan in the same manner and to the same extent as Company would be required to perform such obligations in the absence of a succession.

7. Exclusive Benefits.  Eligible Executives shall not be entitled to any payments, compensation, benefits, or other consideration from the Company, apart from those identified in Section 3, on account of a termination of employment.

Cirrus Logic, Inc. Executive Severance and Change of Control Plan

8. Severability, Enforcement.  If any provision of this Plan, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Plan and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

9. Benefit Claims Procedures.

(a) Any Eligible Executive who is determined by the Company to be entitled to a benefit under the Plan will be paid such benefit in accordance with the terms of the Plan without the need to file a claim for such benefit.

(b) Any individual who is not paid a benefit under the Plan and who believes that he or she is entitled to a benefit, or who has been paid a benefit under the Plan and who believes that he or she is entitled to a greater benefit, must file a written claim for benefits under the Plan with the Company within 60 days of the date of such individual’s termination of employment with the Company that purportedly gives rise to such claim.  In connection with the submission of a claim, (1) such individual (a “claimant”) may examine the Plan and any other relevant documents relating to the claim and may submit written comments relative to such claim to the Company coincident with the filing of such claim, and (2) the Company may require, as a condition to payment of such claim, that additional information be furnished by the claimant.  Failure of a claimant to comply with such claim submission procedure will invalidate such claim unless the Company determines in its sole discretion that it was not reasonably possible to comply with such claim submission procedure.

(c) If (and only if) a claimant timely files a claim in accordance with Section 9(b), written notice of the disposition of such claim will be furnished to the claimant within 90 days after such claim is timely filed with the Company; provided, however, that if the need for additional information relating to such claim necessitates an extension of the 90-day period, the claimant will be informed in writing prior to the end of the initial 90-day period of the need for an extension of time, and written notice of the disposition of such claim will be provided to the claimant within 180 days after the date the claim is filed with the Company.  The extension notice will indicate the special circumstances requiring the extension of time and the date by which a decision is expected to be made.  If the extension is required due to the claimant’s failure to submit information necessary to decide the claim, the extension notice will request such information, and the time period for reviewing the claim will be tolled from the date the extension notice is sent to the claimant until the date on which the claimant responds to the request for such information.  To the extent the claim is denied or modified, the notice of disposition of the claim will (1) state the specific reason or reasons for the denial or modification, (2) provide specific reference to pertinent provisions of the Plan on which the denial or modification is based, (3) provide a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (4) explain how the claimant may perfect his or her claim and obtain a full and fair review of such denial or modification pursuant to Section 9(d) below, including the time limits applicable to such review and a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination on review.

Cirrus Logic, Inc. Executive Severance and Change of Control Plan

(d) In the event a claim for benefits is denied or modified, if the claimant desires to have such denial or modification reviewed, such claimant must, within 60 days following receipt of the notice of such denial or modification, submit a written request for a review to the Company.  A claimant will be provided, upon request and free of charge, access to and copies of all documents, records, and other information relevant to the claim for benefits, including (1) documents, records, or other information relied upon for the benefit determination, (2) documents, records, or other information submitted, considered, or generated in the course of making the benefit determination, without regard to whether such documents, records, or other information was relied upon in making the benefit determination, and (3) documents, records, or other information that demonstrates compliance with the standard claims procedure.  A claimant will be entitled to submit written comments, documents, records, and other information relating to the claim for benefits.  The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(e) Within 60 days following such request for a review, the Company will, after providing a full and fair review, render its final decision in writing to the claimant.  The written decision will:  (1) state specific reasons for such decision, (2) provide specific reference to the pertinent plan provisions on which the decision is based, (3) inform claimant that he or she is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim for benefits, including (i) documents, records, or other information relied upon for the benefit determination, (ii) documents, records, or other information submitted, considered, or generated in the course of making the benefit determination, without regard to whether such documents, records, or other information was relied upon in making the benefit determination, and (iii) documents, records, or other information that demonstrates compliance with the standard claims procedure, and (4) inform the claimant of his or her right to bring an action under section 502(a) of ERISA.  If special circumstances require an extension of such 60-day period, the Company’s decision will be rendered not later than 120 days after receipt of the request for review.  If such an extension of time for review is required, written notice of the extension will be furnished to the claimant prior to end of the initial 60-day period, indicating the special circumstances requiring an extension of time and the date by which the determination is expected to be made.  If the extension is required due to the claimant’s failure to submit information necessary to review the claim, the extension notice will request such information, and the time period for reviewing the claim will be tolled from the date the extension notice is sent to the claimant until the date on which the claimant responds to the request for such information.  The decision on review by the Company will be binding and conclusive upon all persons.

(f) A claimant may designate an authorized representative to act on behalf of such claimant in pursuing a benefit claim or appeal of an adverse benefit determination.

(g) Completion of the claims procedures described in this Section 9 is a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by an employee of the Company or by any other person or entity claiming rights individually or through an employee of the Company.

Cirrus Logic, Inc. Executive Severance and Change of Control Plan

10. General.

(a) Notice.  Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given either (i) when personally delivered or sent by facsimile or (ii) five (5) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of an Eligible Executive, mailed notices shall be addressed to him or her at the home address or facsimile number which he or she most recently communicated to Company in writing.  In the case of Company, mailed notices or notices sent by facsimile shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel or Chief Financial Officer.

(b) Amendment.  The Company reserves the right to amend or terminate this Plan upon written notice to Eligible Executives.  Upon a Change of Control, this Plan will become non-modifiable without the consent of the affected Eligible Executive(s).  Notwithstanding the foregoing, no Plan amendment that reduces any benefit payable under this Plan, and no Plan termination or suspension shall be effective for a period beginning one year prior to a Change of Control and ending one year after a Change of Control.  In addition, no Eligible Executive may be removed as a participant during such period with respect to any benefit payable with respect to that Change of Control.

(c) Governing Law.  The Plan shall be construed, administered, and enforced according to the laws of the State of Texas (without regard to any conflict of law rules or principles that refer, or might refer, jurisdiction to the laws of another state), except to the extent such laws are preempted by the federal laws of the United States of America.

11. Execution.  To adopt the amendment and restatement of the Plan as set forth herein, Cirrus Logic, Inc. has caused its duly authorized officer to execute the same on this 4th day of March, effective as of January 1, 2014.

CIRRUS LOGIC, INC.

By:	/s/ Gregory S. Thomas
Name:	Gregory S. Thomas
Title:	Vice President, General Counsel